SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 20, 2016

SavDen Group Corp.
(Exact name of registrant as specified in its charter)

Nevada	333-205121	61-1748334
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Griegstrasse, 9 – Nesonova, Stuttgart, Germany 70195	70195
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: +44 20 8133 4952

_______________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 20, 2016, the Board of Directors of SAVDEN GROUP CORP. ("Corporation") approved resolutions to: (i) increase the authorized number of shares of Common Stock from 75,000,000 shares of $0.001 par value Common Stock to 1,000,000,000 shares of $0.001 par value Common Stock ("Increase in Authorized"), and (ii) effect a 100:1 forward split of the Corporation's authorized, issued and outstanding shares of Common Stock at the later of such time as the Directors should determine to make it effective or one day after the Amendment to increase the number of the Corporation's authorized shares is filed with the Nevada Secretary of State ("Forward Stock Split"). The Increase in Authorized and the Forward Stock Split shall be sometimes referred to collectively as the "Amendments". On that same date, shareholders of the Corporation holding 79% of the Corporation's issued and outstanding shares of Common Stock signed consent resolutions approving the Amendments. On June 24, 2016, the Corporation filed an amendment to the Corporation's Articles of Incorporation with the Nevada Secretary of State to increase the authorized shares of the Corporation's Common Stock. A copy of the Certificate of Amendment is attached hereto as Exhibit 3.1. On June 24, 2016, the Corporation filed a Certificate of Change with the Nevada Secretary of State to provide notice of the 100:1 forward split of the Corporation's Common Stock. A copy of the Certificate of Change is attached hereto as Exhibit 3.2. The Board of Directors will set the effective date of the Forward Stock Split to be at least 10 business days after approval is received from the Financial Industry Authority ("Effective Date").

The Forward Stock Split will become effective on the Effective Date, and will be payable upon surrender of existing stock certificates to the Company's stock transfer agent—Globex Transfer, LLC. As a result of the Forward Stock Split, the number of the Corporation's issued and outstanding shares of Common Stock will be increased from 6,290,000 to 629,000,000. Also in conjunction with the Forward Stock Split, a new CUSIP number has been assigned to the Company's Common Stock. The new CUSIP number is 80512A 209 and will become effective on the Effective Date.

Certain Risks Associated with the Forward Stock Split

There can be no assurance that the total projected market capitalization of the Corporation's Common Stock after the proposed Forward Stock Split will be equal to or greater than the total projected market capitalization before the proposed Forward Stock Split or that the per share price of the Corporation's Common Stock following the Forward Stock Split will either exceed or remain higher than the current anticipated per share price.

There can be no assurance that the market price per new share of the Corporation's Common Stock (the "New Shares") after the Forward Stock Split will fall or remain constant in proportion to the increase in the number of old shares of the Corporation's Common Stock (the "Old Shares") outstanding before the Forward Stock Split.

Accordingly, the total market capitalization of the Corporation's Common Stock after the proposed Forward Stock Split may be lower than the total market capitalization before the proposed Forward Stock Split and, in the future, the market price of the Corporation's Common Stock following the Forward Stock Split may be below the proportionally adjusted trading price before the Forward Stock Split. In many cases, the total market capitalization of a corporation following a forward stock split is lower than the total market capitalization before the forward stock split.

There can be no assurance that the Forward Stock Split will result in a per share price that will attract investors.

A decline in the market price for the Corporation's Common Stock after the Forward Stock Split may result in a greater percentage decline than would occur in the absence of the Forward Stock Split, and the liquidity of the Corporation's Common Stock could be adversely affected following the Forward Stock Split.

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The market price of the Corporation's Common Stock will also be based on the Corporation's performance and other factors, some of which are unrelated to the number of shares outstanding. If the Forward Stock Split is effected and the market price of the Corporation's Common Stock declines, the percentage decline as an absolute number and as a percentage of the Corporation's overall market capitalization may be greater than would occur in the absence of a forward stock split. In many cases, both the total market capitalization of a corporation and the market price of a share of such corporation's common stock following a forward stock split are lower than they were before the forward stock split. Furthermore, the liquidity of the Corporation's Common Stock could be adversely affected by the increased number of shares that will be outstanding after the Forward Stock Split.

Item 8.01 Other Events

Holders of the Corporation's stock certificates do not need to take any action at this time to change the stock certificates they hold for new certificates that reflect the Forward Stock Split. The new CUSIP number for the Corporation's Common Stock after the effective date of the Forward Stock Split will be 80512A 209.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 3.1	Amendment to the Corporation's Articles of Incorporation filed with the Nevada Secretary of State on June 24, 2016, to increase the authorized shares of the Corporation's Common Stock.

Exhibit 3.2	Certificate of Change filed with the Nevada Secretary of State on June 24, 2016, to provide notice of the 100:1 forward split of the Corporation's Common Stock

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SavDen Group Corp.

Date: August 1, 2016	By:	/s/ Henry F. Schlueter
Henry F. Schlueter
Assistant Secretary

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